Exhibit 99.(a)(1)(K)

View/Elect

I elect the following Eligible Options:

Grant # Grant Date Original Expiration Date Total Options Granted Grant Price Outstanding Portion Eligible for Amendment Vested as of 12/31/06

Vest in 2007 2008 2009 Election to Amend?

Yes No

Yes No

Yes No

Please select Yes for any Eligible Options Grants you wish to elect to amend per the terms of the NVIDIA Tender Offer.

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Exercise Year Selection

You have elected to amend your Eligible Option Grant(s) listed below with the Chosen Exercise Year(s) indicated below, if any. Where “Not Elected” is indicated, you have elected not to amend your Eligible Option Grant(s), if any.

Please Note: In no event will your Amended Option be exercisable following the original expiration date of the Eligible Option Grant as set forth in the column entitled “Original Expiration Date” below.

Grant # Original Expiration Date Outstanding Portion Eligible for Amendment Vested as of 12/31/06 Vest in

2007 2008 2009 Exercise in 2007 2008 2009 2010 2011

Click Next to continue. Otherwise, choose Return to Previous Screen to return to View/Elect screen.

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Election Amendment Review

Grant # Grant Date Original Expiration Date Total Options Granted Grant Price Outstanding Portion Eligible for Amendment Exercise in 2007 2008 2009 2010 2011

NOT ELECTED

Is this information correct? If yes, click “Proceed to Confirmation” to continue. If no, click “Return to Previous Screen”

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